                                                                    EXHIBIT 4.26

================================================================================

                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN

                      JAMES HARDIE BUILDING PRODUCTS, INC.

                                       AND

                                 CEMPLANK, INC.

                          DATED AS OF DECEMBER 12, 2001

================================================================================

                               TABLE OF CONTENTS

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
                                                                                            PAGE
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ARTICLE I        DEFINITIONS...........................................................       1

     1.1      Definitions..............................................................       1

     1.2      Interpretation...........................................................       7

ARTICLE II       SALE AND PURCHASE OF ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS........       8

     2.1      Purchased Assets.........................................................       8

     2.2      Assignment of Contracts..................................................       9

     2.3      Excluded Assets..........................................................      10

     2.4      Assumed Obligations......................................................      12

     2.5      Excluded Obligations.....................................................      12

ARTICLE III      PURCHASE PRICE AND PAYMENT............................................      13

     3.1      Payment of Purchase Price................................................      13

     3.2      Closing Date Balance Sheet...............................................      14

     3.3      Allocation of Consideration..............................................      15

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF SELLER..............................      15

     4.1      Due Incorporation; Subsidiaries..........................................      16

     4.2      Due Authorization........................................................      16

     4.3      Consents and Approvals; Authority Relative to this Agreement.............      16

     4.4      Financial Statements; Undisclosed Liabilities............................      17

     4.5      No Adverse Effects or Changes............................................      17

     4.6      Title to Properties......................................................      18

     4.7      Condition of Assets......................................................      18

     4.8      Real Property............................................................      18

     4.9      Equipment................................................................      19

     4.10     Inventories..............................................................      19

     4.11     Accounts Receivable; Advances............................................      20

     4.12     Intellectual Property....................................................      20

     4.13     Contracts................................................................      20

     4.14     Permits..................................................................      21

     4.15     Insurance................................................................      21
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                                TABLE OF CONTENTS
                                   (continued)

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     4.16     Employment and Labor Matters.............................................      21

     4.17     Capital Improvements.....................................................      22

     4.18     Taxes....................................................................      22

     4.19     No Defaults or Violations................................................      22

     4.20     Environmental Matters....................................................      23

     4.21     Litigation...............................................................      24

     4.22     Customers and Suppliers..................................................      24

     4.23     Sufficiency of Assets....................................................      24

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................      24

     5.1      Due Incorporation........................................................      24

     5.2      Due Authorization........................................................      25

     5.3      Consents and Approvals; Authority Relative to this Agreement.............      25

     5.4      Litigation...............................................................      25

     5.5      Independent Investigation................................................      26

     5.6      Fair Market Value........................................................      26

     5.7      Transaction Structure....................................................      26

ARTICLE VI       COVENANTS.............................................................      26

     6.1      Implementing Agreement...................................................      26

     6.2      Consents and Approvals...................................................      26

     6.3      Trademarks...............................................................      26

     6.4      Brokers..................................................................      27

     6.5      Preservation of Books and Records; Access................................      27

     6.6      Employees; Employee Benefit Plans........................................      28

     6.7      Purchaser's Access to Information........................................      28

     6.8      Trademark "Cemplank".....................................................      28

     6.9      Interim Services.........................................................      28

     6.10     Confidentiality..........................................................      28

     6.11     Software.................................................................      29

     6.12     Access Easement..........................................................      29
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                                TABLE OF CONTENTS
                                   (continued)

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ARTICLE VII      CLOSING...............................................................      30

     7.1      Closing..................................................................      30

     7.2      Deliveries by Seller.....................................................      30

     7.3      Deliveries by Purchaser..................................................      31

ARTICLE VIII     INDEMNIFICATION.......................................................      32

     8.1      Survival.................................................................      32

     8.2      Indemnification by Seller................................................      33

     8.3      Indemnification by Purchaser.............................................      33

     8.4      Limitations on Liability.................................................      33

     8.5      Claims ..................................................................      34

     8.6      Notice of Third Party Claims; Assumption of Defense......................      36

     8.7      Settlement or Compromise.................................................      37

     8.8      Time Limits..............................................................      37

     8.9      Knowledge................................................................      37

     8.10     Net Losses and Subrogation...............................................      37

     8.11     Purchase Price Adjustments...............................................      38

ARTICLE IX       MISCELLANEOUS.........................................................      38

     9.1      Expenses.................................................................      38

     9.2      Amendment................................................................      38

     9.3      Notices..................................................................      38

     9.4      Payments in Dollars......................................................      39

     9.5      Waivers..................................................................      39

     9.6      Assignment...............................................................      39

     9.7      Third Party Beneficiaries................................................      40

     9.8      Publicity................................................................      40

     9.9      Further Assurances.......................................................      40

     9.10     Severability.............................................................     .40

     9.11     Entire Understanding.....................................................      40

     9.12     Language.................................................................      41

     9.13     Applicable Law...........................................................      41
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                                TABLE OF CONTENTS
                                   (continued)

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     9.14     Remittances..............................................................      41

     9.15     Bulk Sales...............................................................      41

     9.16     Jurisdiction of Disputes; Waiver of Jury Trial...........................      42

     9.17     Schedules................................................................      42

     9.18     Disclaimer of Warranties.................................................      42

     9.19     Counterparts.............................................................      42
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                                      -iv-

EXHIBITS

Exhibit A            Assignment and Assumption Agreement
Exhibit B            Form of Bill of Sale
Exhibit C            Form of Guarantee Agreement
Exhibit D            Form of Know-How License and Technical Support Agreement
Exhibit E            Intentionally Omitted
Exhibit F-1          Form of Opinion of Mayer, Brown & Platt
Exhibit F-2          Form of Opinion of Stevens & Lee
Exhibit F-3          Form of Opinion of Hubert Debout
Exhibit G            Form of Opinion of Patton Boggs LLP and the form of Opinion of McDonald Carano Wilson McCune Bergin Frankovich &
                     Hicks LLP
Exhibit H            Form of Special Warranty Deed
Exhibit I            Form of Trademark and Patent Assignment
Exhibit J            Form of Side Letter

SCHEDULES

Schedule 1.1A        Financial Statements
Schedule 1.1B        Seller's Knowledge
Schedule 2.1(a)      Non-Commercial Real Property
Schedule 2.1(b)      Purchased Equipment
Schedule 2.1(f)      Owned Intellectual Property
Schedule 2.1(h)      Deposits, Rebates, Warranties
Schedule 2.1(i)      Vehicles
Schedule 2.2(a)      Personal Property Leases
Schedule 2.2(b)      Customer Contracts
Schedule 2.2(c)      Supply Contracts
Schedule 2.2(d)      Intellectual Property Licenses
Schedule 2.2(e)      Other Contracts
Schedule 2.3(o)      Other Excluded Assets
Schedule 2.4(e)      Other Assumed Liabilities
Schedule 3.2         Closing Date Balance Sheet Principles
Schedule 4.1         Foreign Qualifications; Subsidiaries
Schedule 4.3         Consents and Approvals; Authority
Schedule 4.4         Financial Statements; Undisclosed Liabilities
Schedule 4.5         Adverse Effects or Changes
Schedule 4.6         Title to Properties
Schedule 4.7         Condition of Assets
Schedule 4.8(a)      Excluded Real Property
Schedule 4.8(b)      Non-Commercial Real Property
Schedule 4.9         Equipment
Schedule 4.10        Inventories
Schedule 4.11        Accounts Receivable
Schedule 4.12        Intellectual Property
Schedule 4.13        Contracts

Schedule 4.14        Permits
Schedule 4.15        Insurance
Schedule 4.16        Employment and Labor Matters
Schedule 4.17        Capital Improvements
Schedule 4.19        No Defaults or Violations
Schedule 4.20        Environmental Matters
Schedule 4.20(b)     Environmental Permits
Schedule 4.21        Litigation
Schedule 4.22        Customers and Suppliers
Schedule 5.3         Consents and Approvals; Authority
Schedule 5.7         Transaction Structure
Schedule 8.2         Severance Agreements

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is made as of the 12th day of December, 2001, by and between JAMES HARDIE BUILDING PRODUCTS, INC., a corporation organized under the laws of the State of Nevada ("Purchaser"), and Cemplank, Inc., a corporation formed under the laws of the Commonwealth of Pennsylvania ("Seller"). Certain capitalized terms used herein are defined in Article I.

                              W I T N E S S E T H:

      WHEREAS, Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, all of the Purchased Assets, and Purchaser desires to assume from Seller, and Seller desires to assign to Purchaser, all of the Assumed Obligations, all upon the terms and subject to the conditions contained herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, Purchaser and Seller agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

      "Accounting Firm" shall have the meaning set forth in Section 3.2(b).

      "Accounts Receivable" shall have the meaning set forth in Section 2.1(d).

      "Affiliate" shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, 50% or more of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

      "Agreement" shall mean this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

     "Asset Acquisition Statement" shall have the meaning set forth in Section 3.3(a).

     "Assets" shall mean the Purchased Assets and the Leased Assets.

      "Assignment and Assumption Agreement" shall mean an assignment and assumption agreement between Purchaser and Seller to be executed and delivered at the Closing and in the form attached hereto as Exhibit A.

      "Assumed Obligations" shall have the meaning set forth in Section 2.4, except that any reference to "Assumed Obligations as of June 30, 2001" shall mean all liabilities of Seller that would fall within the definition of Assumed Obligations had the Closing occurred on June 30, 2001.

      "Bill of Sale" shall mean a bill of sale of Seller to be executed and delivered at the Closing and in the form attached hereto as Exhibit B.

      "Business" means all of the business and operations of Seller in Blandon, Pennsylvania and Summerville, South Carolina, which relate to the manufacture, sale, distribution and export of Products (as defined in the Know-How License and Technical Support Agreement) by Seller.

      "Business Day" shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in London, England or New York, New York generally are closed for business.

      "Closing" shall mean the consummation of the transactions contemplated herein in accordance with Article VII.

      "Closing Date" shall mean the date hereof.

      "Closing Date Balance Sheet" shall have the meaning set forth in Section 3.2(a).

      "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

      "Contract" shall mean any contract, lease, sales order, purchase order, agreement, indenture, mortgage, note, bond, warrant or instrument.

      "Conversion Agreement" shall mean the Agreement as to Conversion of FILOT Lease to FILOT Contracts and Assignment and Assumption of FILOT Contract entered into as of December 11, 2001 by and among Purchaser, Seller and Dorchester County, a body politic and corporate and subdivision of the State of South Carolina.

      "Customer Contract" shall have the meaning set forth in Section 2.2(b).

      "Dollars" or numbers preceded by the symbol "$" shall mean amounts in United States Dollars.

      "Enforceability Limitations" shall have the meaning set forth in Section 4.2.

      "Environmental Claim" shall mean any claim, demand, cause of action, judgment or litigation made or brought against Seller relating to the violation of any Environmental Law or Environmental Permit relating to the ownership or use of the Purchased Assets (including the Non-Commercial Real Property) or the Excluded Real Property based on facts or events occurring prior to the Closing Date.

      "Environmental Law" shall mean any Law, each as in effect on the date hereof, that imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any Hazardous Substances, whether as matter or energy, into ambient air, water or land (including into surface water, ground water, wetlands, landfills, drinking water, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells or open dumps), as well as, any Law governing pollution and protection of the environment, or otherwise relating to the presence, manufacture, labeling, testing, processing, discharge, release, threatened release, control or processing, generation, distribution, use, treatment, storage, disposal, investigation, cleanup, transport or handling of Hazardous Substances, or any other wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, as amended, the Clean Water Act of 1977, as amended, and any so-called "Superfund" or "Superlien" Law (including those already referenced in this definition).

      "Environmental Permit" shall mean any Permit required by or pursuant to any applicable Environmental Law.

      "Environmental Warranty" shall mean a representation or warranty in
Section 4.20.

      "Equipment" shall have the meaning set forth in Section 2.1(b).

      "Eureka Agreement" shall mean that certain Trademark License Agreement dated May 21, 1997 by and between Seller (formerly known as F.C.P., Inc.) and Eureka S.A. de C.V.

      "Excluded Assets" shall have the meaning set forth in Section 2.3.

      "Excluded Obligations" shall have the meaning set forth in Section 2.5.

      "Excluded Real Property" shall mean the parcels of land set forth on
Schedule 4.8 (other than the Non-Commercial Real Property) together with any and all privileges and easements appurtenant thereto and all buildings and other structures and improvements (other than the Equipment) situated or located thereon or attached thereto which were owned and used by Seller prior to the Closing Date in the operation of the Business and are being leased to Purchaser concurrently with the Closing.

      "Excluded Technology" shall have the meaning set forth in the Know-How License and Technical Support Agreement.

      "FILOT Lease" shall mean that certain Lease Purchase Agreement dated December 31, 2000 between Dorchester County, South Carolina and Seller, as the same may be amended or modified from time to time.

      "Financial Statements" shall mean the audited financial statements of Seller as of December 31, 2000 and the unaudited financial statements of Seller as of June 30, 2001, all of which are included in Schedule 1.1 A, consisting of the balance sheets at such dates and the related statements of earnings and retained earnings and cash flows for the periods ended on such dates.

      "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Guarantee Agreement" shall mean a guarantee agreement between International Building Materials, S.A. and Purchaser to be executed and delivered at the Closing and in the form attached as Exhibit C.

      "Hazardous Substances" shall mean all toxic, explosive or radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, and any of the following: (i) any 'hazardous substances,' as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq.; (ii) any 'extremely hazardous substance,' 'hazardous chemical' or 'toxic chemical,' each as defined under the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001 et seq.; (iii) any 'hazardous waste,' as defined under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; (iv) any 'pollutant,' as defined under the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; (v) any 'hazardous materials' as defined in the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended, and regulations promulgated thereunder; (vi) any 'chemical substance or mixture' as defined in the Toxic Substances Control Act, 15 U.S.C. Section 2061 et seq., as amended, and regulations promulgated thereunder and (vii) any regulated substance or waste under any Environmental Law.

      "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article VIII.

      "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article VIII.

      "Information and Records" shall have the meaning set forth in Section 2.1(e).

      "Intellectual Property" shall mean all United States and foreign patents (including continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications; registered and unregistered trade names, trademarks, service names and service marks (and applications for registration of the same); copyrights and copyright registrations (and applications for the same); and domain names and all applications therefor.

      "Intellectual Property Licenses" shall have the meaning set forth in
Section 2.2(d).

      "Inventory" shall have the meaning set forth in Section 2.1(c).

      "June 30 Balance Sheet" shall have the meaning set forth in Section
3.2(a).

      "Know-How" shall have the meaning set forth in the Know-How License and Technical Support Agreement.

      "Know-How License and Technical Support Agreement" shall mean the know-how license and technical support agreement among Seller, Redco S.A., Manasco S.A. and Purchaser to be executed and delivered at the Closing and in the form attached hereto as Exhibit D.

      "Know-How Warranties" shall mean the representations and warranties made by Redco S.A., Manasco S.A. and/or Seller in the Know-How License and Technical Support Agreement.

      "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, decision or governmental requirement enacted, promulgated or imposed by any Governmental Authority.

      "Leased Assets" shall mean all assets leased to Seller pursuant to any of the Personal Property Leases.

      "Liability" shall mean any debt, claim, obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

      "Licensed Intellectual Property" shall have the meaning set forth in
Section 4.12.

      "Lien" shall mean any lien (except for any lien for Taxes not yet due and payable), mortgage, pledge, security interest or other encumbrance.

      "Loss" or "Losses" shall mean any and all losses, liabilities, costs, claims, damages and expenses, and shall also include Losses actually suffered by Purchaser as a result of the successful prosecution of a claim by the purchaser of all or substantially all of the assets of Purchaser arising from a breach of or inaccuracy in any of the representations or warranties set forth herein or in any Related Agreement.

      "Major Customer" shall have the meaning set forth in Section 4.22(a)(i).

      "Major Supplier" shall have the meaning set forth in Section 4.22(a)(ii).

      "Net Book Value Deficiency" shall mean (a) the amount (if any) by which the Purchased Assets less the Assumed Obligations (the "Net Acquired Assets"), as shown on the Closing Date Balance Sheet, is less than (b) the Net Acquired Assets as shown in the June 30 Balance Sheet.

      "Net Book Value Excess" shall mean (a) the amount (if any) by which the Net Acquired Assets, as shown on the Closing Date Balance Sheet, is greater than
(b) the Net Acquired Assets as shown in the June 30 Balance Sheet.

      "Non-Commercial Real Property" shall mean those parcels of land set forth and identified as such on Schedule 2.1(a) together with any and all privileges and easements appurtenant thereto and all buildings, facilities, installations and other structures, improvements, and fixtures situated or located thereon or attached thereto.

      "Ordinary Course of Business" shall mean the conduct of the Business by Seller in the ordinary course and as established over the two years prior to the Closing Date.

      "Owned Intellectual Property" shall have the meaning set forth in Section 2.1(f).

      "Parties" shall mean Seller and Purchaser, each individually referred to herein as a "Party."

      "Permit" shall mean any permit, license, approval or other authorization required or granted by any Governmental Authority for any and all aspects of the operations of the Business.

      "Permitted Liens" shall mean (i) Liens for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP;
(ii) workers', mechanics', materialmen's, repairmen's, suppliers', carriers' or similar Liens (a) arising in the Ordinary Course of Business with respect to obligations that are not yet delinquent or (b) that are being contested in good faith by appropriate proceedings and, in the case of clause (b), for which adequate reserves have been established in accordance with U.S. GAAP; and (iii) those Liens set forth in Schedule 4.6 and designated as "Permitted Liens".

      "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

      "Personal Property Lease" shall have the meaning set forth in Section 2.2(a).

      "Product Support" shall have the meaning set forth in Section 2.4(c).

      "Purchase Price" shall mean (i) the amount payable by Purchaser under
Section 3.1(b), less (ii) any amount payable by Seller under Section 3.1(c)(i). plus (iii) any amount payable by Purchaser under Section 3.1(c)(ii).

      "Purchased Assets" shall have the meaning set forth in Section 2.1, except that any reference to the "Purchased Assets as of June 30, 2001" shall mean all assets of Seller that would fall within the definition Purchased Assets had the Closing occurred on June 30, 2001.

      "Purchased Contracts" shall have the meaning set forth in Section 2.2.

      "Purchaser" shall have the meaning set forth in the preamble to this Agreement.

      "Purchaser's Employees" shall have the meaning set forth in Section 6.6.

      "Real Property" means the Excluded Real Property and the Non-Commercial Real Property.

      "Related Agreements" shall mean the Assignment and Assumption Agreement, Bill of Sale, Guarantee Agreement, Know-How License and Technical Support Agreement, Side Letter and all exhibits, schedules, instruments and other documents attached thereto or contemplated thereby. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or another similar expression.

      "Seller" shall have the meaning set forth in the preamble to this Agreement.

      "Seller's knowledge", or any similar expression with regard to the knowledge or awareness of or receipt of notice by Seller, means the actual, direct and personal knowledge, which was or would have been obtained after reasonable inquiry, of any of the Persons listed in Schedule 1.1B.

      "Side Letter" shall mean a side letter agreement between Purchaser and International Building Materials, S.A. to be executed and delivered at the Closing and in the form attached hereto as Exhibit J.

      "Supply Contract" shall have the meaning set forth in Section 2.2(c).

      "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

      "Tax Statute of Limitations Date" shall mean the close of business on the 45th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

      "Tax Warranty" shall mean a representation or warranty in Section 4.18.

      "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and Social Security taxes) which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

      "Title and Authorization Warranty" shall mean a representation or warranty contained in Section 4.1(a), 4.2, 5.1, 5.2 or 5.5 or the first sentence of
Section 4.6 hereof.

      "Transferable Permit" shall have the meaning provided in Section 2.2.

      "U.S. GAAP" shall mean United States generally accepted accounting principles at the time in effect.

      1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. In the event of a direct conflict in the terms of this Agreement and any of the Related Agreements, the terms of this Agreement shall control.

                                   ARTICLE II

         SALE AND PURCHASE OF ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS

      2.1 Purchased Assets. Except as provided in Section 2.3 and subject to the other terms and conditions of this Agreement and the Related Agreements, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller and take assignment and delivery from Seller of, all of Seller's right, title and interest in and to all of the assets, rights and Business of Seller as a going concern as of the Closing Date, of whatever kind or nature and wherever situated or located and whether reflected on Seller's books and records or previously written-off or otherwise not reflected on such books and records, in each case, that are owned by Seller, including the following:

            (a) Non-Commercial Real Property. All Non-Commercial Real Property;

            (b) Equipment. All equipment, machinery, appliances, furniture, draperies and curtains, computer hardware, tools, spare parts and other items of tangible personal property (including any of the foregoing which has been fully depreciated), other than the Inventory (collectively, the "Equipment"), including the Equipment listed on Schedule 2.1(b);

            (c) Inventory. All inventory, including materials and raw materials, work in progress, finished goods, service parts and supplies and parts which have historically been expensed or have not been valued on Seller's books and records, supplies, and other inventories as of the Closing Date (collectively, the "Inventory");

            (d) Accounts Receivable. All accounts receivable, trade receivables, notes receivable and other receivables which are payable as a result of goods sold or services provided (or which will be sold or provided) by Seller prior to the Closing ("Accounts Receivable");

            (e) Information and Records. All books, records, files, databases, plans, specifications, blueprints, repair and operating manuals, warranty and maintenance records, information regarding assessments, copies of information regarding insurance, marketing and promotional material, technical information, price lists, sales records, copies of plans and designs of buildings and structures, plans and designs of fixtures and equipment, copies of Real Property records and environmental control and monitoring records, customer and prospective customer lists, customer records and information, drawings, accounts receivable and payable records, maintenance and asset history records, ledgers, registers, books of original entry, OSHA and EPA files and records of Seller pertaining to the Business, and copies of any and all non-confidential documents, correspondence or materials relating to the Excluded Obligations and Excluded Assets (collectively, the "Information and Records"); provided that Seller shall be entitled to retain copies of the Information and Records delivered to Purchaser hereunder; provided further that Seller shall retain the original information regarding insurance and shall provide copies to Purchaser;

            (f) Intellectual Property. All Intellectual Property, including the Intellectual Property listed on Schedule 2.1(f) (collectively, the "Owned Intellectual Property"), and all goodwill associated with such Owned Intellectual Property.

            (g) Goodwill. All customer relationships of Seller and related goodwill as a going concern and other intangible personal property relating to the Business, to the extent transferable;

            (h) Deposits, Rebates and Warranties. Deposits, rebates, warranties and rights with respect thereto, including all of Seller's prepaid expenses, credit memoranda, warranties and deposits relating to the Business, including those listed on Schedule 2.1(h), except as described in Section 2.3(a);

            (i) Orders. All records of sale orders, quotations and bids;

            (j) Vehicles. All vehicles used in the Business, including those vehicles described on Schedule 2.1(j); and

            (k) Other Assets. All other assets pertaining to the Business.

All of the foregoing assets described in this Section 2.1, together with the Transferable Permits and the Purchased Contracts, but excluding the Excluded Assets, are referred to herein collectively as the "Purchased Assets."

      2.2 Assignment of Contracts. Except as provided in Section 2.3 and subject to the other terms and conditions of this Agreement and the terms of the Assignment and Assumption Agreement, at the Closing, Seller shall assign and transfer to Purchaser, and Purchaser shall take assignment of, all of Seller's title, right and interest in and to the Permits held by Seller, to the extent such Permits are transferable (collectively, the "Transferable Permits"), and the Contracts to which Seller is a party, which are listed below:

            (a) Personal Property Leases. The leases to or by Seller of personal property listed on Schedule 2.2(a) (collectively, the "Personal Property Leases");

            (b) Customer Contracts. The sale orders and other Contracts for the provision by Seller of goods or services to customers listed on Schedule 2.2(b) (collectively, the "Customer Contracts");

            (c) Supply Contracts. The purchase orders and other Contracts for the purchase by Seller of goods or services listed on Schedule 2.2(c) (collectively, the "Supply Contracts");

            (d) Intellectual Property Licenses. The agreements for the license to or by Seller of any Intellectual Property or software listed on
      Schedule 2.2(d) (collectively, the "Intellectual Property Licenses"); and

            (e) Other Contracts. The other Contracts to which Seller is a party listed on Schedule 2.2(e).

All of the foregoing Contracts, excluding Excluded Assets, are referred to herein collectively as the "Purchased Contracts." Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or violation thereof or impose any obligation or liability on Seller and if such a consent is not obtained at or prior to the Closing, in which case Section 6.2 shall apply.

      2.3 Excluded Assets. Notwithstanding the provisions of Sections 2.1 and 2.2, Seller shall not sell, assign, convey, transfer or deliver to Purchaser, and Purchaser shall not purchase, acquire or take assignment or delivery of, any of the following assets or rights, or any right, title or interest of Seller therein (collectively, the "Excluded Assets"):

            (a) Cash. All cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities and other cash equivalents, together with all accrued but unpaid interest thereon;

            (b) Etex Name. Any Internet domain names, logos, trade names, trade marks, service names or service marks containing the name "Etex" and any variations or derivations thereof, and all goodwill associated therewith;

            (c) Tax Refunds. All claims for and rights to receive Tax refunds, all Tax Returns, and all notes, worksheets, files or documents relating thereto;

            (d) Claims. All claims, causes of action rights of recovery, defense or counterclaim and rights of set-off of any kind (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment or components thereof) relating to any Excluded Obligations;

            (e) Corporate Records. The minute books from the meetings (or consents in lieu thereof) of the board of directors and stockholders of Seller and the stock ownership records of Seller;

            (f) Employee Records. All personnel, employee compensation and benefits and labor relations records relating to employees of Seller; provided, however, that Seller shall deliver to Purchaser all such records that relate to Purchaser's Employees, and may retain copies of such records as it deems appropriate;

            (g) Excluded Books and Records. All books and records that relate primarily to Excluded Assets or Excluded Obligations;

            (h) Sale Documents. All books and records prepared in connection with the sale of Seller and/or its business and assets, including offers received from prospective purchasers and any information relating to such offers;

            (i) Debt Agreements and Guarantees. All rights of Seller under the following Contracts, and all Contracts and other documents executed and delivered in connection therewith:

                  (i) Revolving Credit Facility dated March 12, 1997 between International Building Materials, S.A. and Seller (formerly known as F.C.P., Inc.); and

                  (ii) Accession Letter and Accession Deed each dated April 11, 2001 from Seller and Etex Group S.A. to Deutsche Bank AG London as Agent for certain lenders under a Facility Agreement dated 21 January 2001, as amended by a Syndication Agreement dated 14 March 2001, and the related Letter of Support dated March 5, 2001 from Eterco S.A. to Seller and certain other subsidiaries of Etex Group S.A.;

            (j) This Agreement. All rights of Seller under this Agreement and the Related Agreements;

            (k) Insurance. All rights of Seller under insurance policies; provided that Purchaser shall be entitled to the proceeds received by Seller under insurance policies to the extent that such proceeds relate to losses that arise with respect to Purchased Assets or Assumed Obligations, due to events occurring before the Closing Date;

            (l) Non-Transferable Permits. All Permits that are held by Seller to the extent such Permits are not transferable;

            (m) Real Property. All right, title and interest in and to the Excluded Real Property;

            (n) Know-How. All Know-How and all right, title and interest in and to the Excluded Technology; and

            (o) Other Excluded Assets. All right, title and interest in and to the FILOT Lease and all Personal Property Leases, Customer Contracts, Supply Contracts, Intellectual Property Licenses and other Contracts other than those listed in Section 2.2, and all assets of Seller listed on
      Schedule 2.3(o).

None of the Excluded Assets shall be included in the term "Purchased Assets" or "Purchased Contracts" or any other term defined in Section 2.1 or 2.2.

      2.4 Assumed Obligations. Except as provided in Section 2.5, at the Closing Purchaser shall assume, and agree to pay, perform, fulfill and discharge when due the following (collectively, excluding the Excluded Obligations, the "Assumed Obligations"):

            (a) Closing Date Balance Sheet. The Liabilities set forth, and to the extent provided for, in the Closing Date Balance Sheet;

            (b) Purchased Contracts. The Liabilities of Seller under the Purchased Contracts (but not any Liabilities of Seller in respect of a breach of or default under such Purchased Contracts arising prior to Closing);

            (c) Product Support. The obligations and commitments under warranties with respect to products and services of the Business manufactured, performed, sold, distributed or rented prior to the Closing by Seller, to the extent provided for in the Closing Date Balance Sheet (collectively "Product Support");

            (d) Environmental Claims. The Liabilities relating to any Environmental Claims up to an aggregate amount of $550,000; and

            (e) Scheduled Liabilities. The other Liabilities set forth on
      Schedule 2.4(e).

      2.5 Excluded Obligations. Notwithstanding anything in this Agreement or any of the Related Agreements to the contrary, except as specifically set forth in Section 2.4, neither Purchaser nor any of its Affiliates, agents, representatives, independent contractors or employees shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any Liability of Seller or any of its Affiliates whatsoever that arose, arises, or will manifest itself at any time (collectively, the "Excluded Obligations"), including:

            (a) Taxes. Except as provided in Section 9.1, all obligations for Taxes of, or pertaining or attributable to, (i) Seller or its Affiliates for any period that ends on or before, and includes, the Closing Date, or
      (ii) the Purchased Assets for any period or portion of a period that ends on or before the Closing Date. Such obligations include all Taxes described in clauses (i) and (ii) of this Section 2.5(a) for which liability is or may be sought to be imposed on Purchaser under any successor liability, transferee liability or similar provision of any applicable federal, foreign, state or local law;

            (b) Liability Under Agreement. Any Liability of Seller or Seller's Affiliates under this Agreement or any of the Related Agreements, and any Liability of Seller or Seller's Affiliates arising out of the breach of this Agreement or the Related Agreements;

            (c) Fees. All fees unrelated to the Business owing to Governmental Authorities that are attributable to Seller or Seller's business activities after the Closing Date and Seller's Affiliates;

            (d) Fees and Expenses Related to Agreement. Any Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions and any other expenses incurred by Seller in connection with the negotiation and preparation of this Agreement, the Related Agreements and the acquisition of the assets by Purchaser contemplated hereby;

            (e) Insurance Policies. Any Liabilities under those insurance policies which are not assigned to Purchaser pursuant to the provisions of this Agreement, together with any Liabilities for retroactive or similar insurance premium adjustments under those policies;

            (f) Employees. (i) Liabilities relating to, or involving, any of Seller's employees, independent individual contractors, individual agents or individual representatives for any matter, claim, dispute, allegation or action arising prior to the Closing Date; (ii) Liabilities under collective bargaining agreements pertaining to Seller's employees; (iii) Liabilities to pay severance benefits (including the severance agreements entered into between Seller and the individuals listed on Schedule 8.2(c)), salaries, wages, bonuses, vacation pay and other compensation which are owed by Seller to Seller's employees as of the Closing Date or any such Liabilities owing to Seller's employees for their services prior to the Closing Date and (iv) Liabilities arising out of or in connection with Seller's employee welfare, pension and profit sharing plans; and

            (g) Any Liabilities under or related to the Contracts referenced in
      Section 2.3(i).

                                   ARTICLE III

                           PURCHASE PRICE AND PAYMENT

      3.1 Payment of Purchase Price.

            (a) The total consideration for the Purchased Assets shall consist of (i) the assumption by Purchaser of the Assumed Obligations, and (ii) the payment of the Purchase Price in accordance with this Section 3.1.

            (b) At the Closing, Purchaser shall pay to Seller $39 million.

            (c) Within three (3) Business Days after the date that the Closing Date Balance Sheet and June 30 Balance Sheet become final and binding in accordance with Section 3.2, (i) if there is a Net Book Value Deficiency, Seller shall pay to Purchaser the amount of the Net Book Value Deficiency, and (ii) if there is a Net Book Value Excess, Purchaser shall pay to Seller the amount of the Net Book Value Excess, which amount in either case shall be payable together with interest thereon from the Closing Date until the date paid calculated using simple interest and the 10-year bond rate as of the date hereof from Bloomberg U.S. Treasury Reports.

            (d) All payments made hereunder shall be made in accordance with
      Section 9.4 and to such account or accounts as the receiving party shall designate in writing to the paying party.

      3.2 Closing Date Balance Sheet.

            (a) Within sixty (60) days after the Closing Date, Purchaser shall
      (i) prepare (x) a balance sheet for the Purchased Assets and Assumed Obligations as of the Closing Date (the "Closing Date Balance Sheet"), and
      (y) a balance sheet for the Purchased Assets and Assumed Obligations as of June 30, 2001, which shall be derived from the Purchased Assets and Assumed Obligations set forth in the unaudited balance sheet of Seller, dated as of June 30, 2001, a copy of which is included in the Financial Statements (the "June 30 Balance Sheet"), (ii) cause KPMG LLP to audit the Closing Date Balance Sheet and the June 30 Balance Sheet and (iii) deliver a copy of each of the Closing Date Balance Sheet and the June 30 Balance Sheet to Seller. Each of the Closing Date Balance Sheet and the June 30 Balance Sheet shall be prepared in accordance with U.S. GAAP on a basis consistent with accounting principles, practices and procedures used by Seller in the preparation of the balance sheets included in the Financial Statements as more fully set forth in Schedule 3.2, as modified by the exceptions to the accounting principles, practices and procedures set forth on Schedule 3.2. The audited Closing Date Balance Sheet and the audited June 30 Balance Sheet delivered pursuant to this Section 3.2(a) shall be accompanied by a statement setting forth Purchaser's determination of any Net Book Value Excess or any Net Book Value Deficiency. Promptly upon Seller's request, Purchaser shall make available to Seller copies of the work papers and back-up materials used by Purchaser in preparing the Closing Date Balance Sheet and such other documents as Seller may reasonably request in connection with its review of the Closing Date Balance Sheet and June 30 Balance Sheet. Purchaser and Seller shall each pay one-half of the fees and expenses of KPMG LLP to audit the Closing Date Balance Sheet and the June 30 Balance Sheet.

            (b) Within thirty (30) days after receipt of the audited Closing Date Balance Sheet and audited June 30 Balance Sheet, Seller shall deliver to Purchaser a written statement describing its objections (if any) to the Closing Date Balance Sheet and June 30 Balance Sheet and Purchaser's determination of the Net Book Value Excess or Net Book Value Deficiency. If Seller does not so raise any objections in a written statement to Purchaser within such thirty-day period, the Closing Date Balance Sheet and June 30 Balance Sheet shall become final and binding upon all parties. If Seller does so raise objections in a written statement to Purchaser within such thirty-day period, and the parties cannot resolve such objections within ten (10) Business Days after the receipt by Purchaser of such written statement, any remaining disputes shall be resolved by Arthur Andersen LLP or another nationally recognized independent accounting firm mutually agreeable to Purchaser and Seller (the "Accounting Firm"). The Accounting Firm shall be instructed to resolve such disputes within thirty
      (30) days after its appointment. The resolution of disputes by the Accounting Firm shall be set forth in writing and shall be conclusive and binding upon all parties and the Closing Date Balance Sheet and June 30 Balance Sheet, as modified by such resolution, shall become final and binding upon the date of such resolution and shall be used to determine the final amount of any Net Book

      Value Excess or Net Book Value Deficiency. The fees and expenses of the Accounting Firm shall be apportioned between the parties by the Accounting Firm based on the degree to which each party's claims were unsuccessful and shall be paid by the parties in accordance with such determination. For example, if pursuant to this Section 3.2(b) Seller submitted an objection affecting the Purchase Price in the amount of $100,000 and prevailed as to $45,000 of such amount, then Seller would bear fifty-five percent (55%) of the fees and expenses of the Accounting Firm.

      3.3 Allocation of Consideration.

            (a) Within 60 days after the Closing Date, Purchaser will provide to Seller copies of Internal Revenue Service Form 8594 and all other related documents the Code and applicable United States Treasury regulations require (the "Asset Acquisition Statement") with Purchaser's proposed allocation of the Purchase Price (together with any Assumed Obligations), such allocation to be made in accordance with the Code and applicable United States Treasury regulations. Within 15 days after the receipt of such Asset Acquisition Statement, Seller will propose to Purchaser any changes to such Asset Acquisition Statement. If Seller proposes no such changes in writing to Purchaser within that 15-day period, Seller will have agreed to, and accepted, the Asset Acquisition Statement. Purchaser and Seller will try to resolve any differences with respect to the Asset Acquisition Statement within 15 days after Purchaser's receipt of written notice of objection from Seller.

            (b) If Seller withholds its consent to the allocation shown in the Asset Acquisition Statement, and Purchaser and Seller have acted in good faith to resolve any differences with respect to items on the Asset Acquisition Statement and are unable to resolve any differences, then the Accounting Firm will conclusively resolve any remaining disputed matters. The Accounting Firm shall be instructed to resolve such disputes within thirty (30) days after its receipt of the information necessary to make such a determination. No later than 30 days after its receipt of the information necessary to make such a determination, the Accounting Firm shall determine (based solely on presentations by Seller and Purchaser and not by independent review) only those matters in dispute and will issue a written report about the disputed matters and the resulting allocation of Purchase Price (together with any Assumed Obligations). The report shall be conclusive and binding upon the Purchaser and Seller. Subject to the requirements of any applicable tax law or election, Purchaser and Seller shall file all Tax Returns and reports consistently with the allocation provided in the Asset Acquisition Statement or, if applicable, the determination of the Accounting Firm. Seller and Purchaser shall share equally the fees charged by and expenses of the Accounting Firm. Any adjustment to the Purchase Price (together with Assumed Obligations) shall be allocated in accordance with the Code and applicable United States Treasury regulations.

                                   ARTICLE TV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser as follows:

      4.1 Due Incorporation; Subsidiaries.

            (a) Seller is a corporation duly incorporated under the laws of the Commonwealth of Pennsylvania. Seller is validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite corporate power and authority to own the Purchased Assets, lease the Leased Assets and operate the Assets and to conduct its business as they are now being owned, leased, operated and conducted.

            (b) Seller is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the Assets or Seller's conduct of its business requires such licensing or qualification and in which the failure to be so licensed or qualified would be material. Such jurisdictions are listed in Schedule 4.1.

            (c) Except as set forth in Schedule 4.1, Seller does not directly or indirectly own any shares of capital stock or any other equity interest in any Person.

      4.2 Due Authorization. Seller has all requisite corporate power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and its Related Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly approved by Seller and no other corporate actions or proceedings on the part of Seller are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. Assuming due authorization, execution and delivery of this Agreement and its Related Agreements by the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of Seller, and each of its Related Agreements constitute (or upon execution and delivery by Seller will constitute) legal, valid and binding obligations of Seller, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies and by principles of equity (collectively, "Enforceability Limitations").

      4.3 Consents and Approvals; Authority Relative to this Agreement.

            (a) Except as set forth in Schedule 4.3, no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement has not been obtained which is necessary in connection with the execution, delivery or performance by Seller of this Agreement or any of its Related Agreements or the consummation by Seller of the transactions contemplated hereby or thereby.

            (b) Except as set forth in Schedule 4.3, the execution, delivery and performance by Seller of this Agreement and its Related Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) violate any material Law applicable to or binding on Seller or the Assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the Purchased Assets under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Seller is a party or by which Seller or any of the Purchased Assets are bound, except where such violation, conflict, breach, termination, default, right, cancellation or Lien would be immaterial and would not materially affect the ability of Seller to consummate the transactions contemplated by this Agreement,
      (iii) permit the acceleration of the maturity of any indebtedness of Seller or indebtedness secured by any of the Purchased Assets; or (iv) violate or conflict with any provision of the certificate of incorporation or by-laws of Seller.

      4.4 Financial Statements; Undisclosed Liabilities.

            (a) Except as set forth in Schedule 4.4, the Financial Statements have been prepared in accordance with U.S. GAAP and the accounting principles, practices and procedures set forth on Schedule 3.2 consistently applied (except that the financial statements as of and for the period ended June 30, 2001 have not been prepared in accordance with U.S. GAAP) and present fairly the financial position of Seller as of the date thereof and the results of operations and cash flows of Seller for the period covered thereby. The Financial Statements are in accordance with the books and records of Seller.

            (b) Except as set forth in Schedule 4.4 or in the Financial Statements, Seller has no liabilities, debts or obligations which were required to be reported in a balance sheet as of June 30, 2001 prepared in accordance with U.S. GAAP.

            (c) Except as set forth in Schedule 4.4 and other than liabilities, debts and obligations which were incurred in the Ordinary Course of Business or which are not material, since June 30, 2001, Seller has incurred no liabilities, debts or obligations which would be required to be reported in accordance with U.S. GAAP in a balance sheet dated and effective as of the date hereof.

      4.5 No Adverse Effects or Changes. Except as listed in Schedule 4.5 and for the Excluded Obligations, since June 30, 2001, Seller has not:

            (a) suffered any event (or series of related events) having an effect on the business, operations, results of operations or financial condition of Seller as a whole which involves an aggregate amount in excess of $550,000 and is adverse to Seller, excluding matters that are general industry wide developments;

            (b) suffered any damage, destruction or loss in excess of $75,000 in the aggregate to any of its material assets that was not covered by insurance;

            (c) sold, transferred, conveyed or otherwise disposed of, or encumbered with any Lien (other than Permitted Liens), any asset having an individual book value in excess of $20,000, except in the Ordinary Course of Business and consistent with past practice;

            (d) made any material changes in its accounting principles or practices;

            (e) entered into any material transaction with any of its Affiliates;

            (f) made any borrowings or incurred any material debt (other than borrowings made and debt incurred in the Ordinary Course of Business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the Ordinary Course of Business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for any material obligations of any other Person;

            (g) made any loans or capital contributions to, or investments in, any other Person;

            (h) acquired or leased any assets having an individual book value in excess of $20,000 except in the Ordinary Course of Business and consistent with past practice;

            (i) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against Seller or any of its directors, officers or employees, except in the Ordinary Course of Business and consistent with past practice; or

            (j) entered into any other material Contract other than in the Ordinary Course of Business and consistent with past practice.

      4.6 Title to Properties. Except as disclosed in Schedule 4.6, Seller has good title to, and is the lawful owner of, all of the Purchased Assets, free and clear of any Lien other than Permitted Liens. Except as set forth in Schedule
4.6 and subject to obtaining all consents, authorizations and approvals set forth in Schedule 4.3, Seller has the full right to sell, convey, transfer, assign and deliver the Purchased Assets to Purchaser. Except as set forth in
Schedule 4.6 and subject to obtaining all consents, authorizations and approvals set forth in Schedule 4.3, at the Closing Seller shall convey to Purchaser good title to all of the Purchased Assets, free and clear of any Lien except for Permitted Liens.

      4.7 Condition of Assets. Except as disclosed in Schedule 4.7, to Seller's knowledge, all of the tangible Assets, whether real or personal, owned or leased, are in reasonable operating condition and repair (with the exception of normal wear and tear) for the purposes of Seller's business as currently operated.

      4.8 Real Property.

            (a) Schedule 4.8 includes a true, accurate and complete list of each parcel of land that is owned or leased by Seller and the street address of such parcel. Except as disclosed in Schedule 4.8, Seller does not hold any real estate under any real property lease. Except as disclosed in Schedule 4.8, the activities carried on by Seller in all buildings, plants and other structures located on or at the Real Property, and the buildings, plants and other structures themselves in which Seller carries on such activities, are not in material violation of, or in material conflict with, any applicable zoning regulation or ordinance or any other similar Law applicable to or binding on Seller or any of the Real Property. Seller has made available to Purchaser true and complete copies of all reports (if any) of any environmental consultants in its possession relating to any of the Real Property.

            (b) Except as set forth on Schedule 4.8, none of the Real Property is subject to any Lien, easement, right-of-way, or building or use restriction, other than Permitted Liens.

            (c) Except as disclosed in Schedule 4.8, there is no pending, or, to Seller's knowledge, threatened, proceeding or action by any Governmental Authority to condemn or take by the power of eminent domain (or to purchase in lieu thereof) all or any part of the Real Property.

            (d) Except as set forth on Schedule 4.8, Seller is not a party to, and none of the Real Property is subject to, any leases, license agreements, occupancy agreements or amendments thereto which will be binding on the Real Property or Purchaser on or after the date of Closing, and Seller is not a party to, and none of the Real Property is subject to, any other contractual agreements or instruments which would be binding upon the Real Property or Purchaser on or after the date of Closing, except the Purchased Contracts.

            (e) To Seller's knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Real Property.

            (f) True and complete copies of the most recent real estate tax bills for the Real Property received by Seller have been delivered to Purchaser. Except as disclosed, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Real Property. There are no pending real estate tax assessment protests or proceedings with respect to the Real Property.

            (g) To Seller's knowledge, Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Real Property or any part or component thereof that would materially and adversely affect the insurability of the Real Property or cause any material increase in the premiums for insurance for the Real Property that have not been cured or repaired.

      4.9 Equipment. Schedule 4.9 includes an accurate and complete list as of June 30, 2001 of all material equipment owned by Seller. Schedule 4.9 also sets forth an accurate and complete list of each Personal Property Lease having aggregate minimum lease payments in excess of $10,000. Seller has made available to Purchaser true and complete copies of all such Personal Property Leases.

      4.10 Inventories. Schedule 4.10 contains a list of all inventories of Seller as of June 30, 2001, which list is accurate and complete in all material respects.

      4.11 Accounts Receivable; Advances. Schedule 4.11 contains an accurate and complete aging schedule as of June 30, 2001 of all accounts receivable due to Seller resulting from goods sold or services provided by Seller and a list of all loans and advances by Seller to third parties. Except as disclosed in
Schedule 4.11, each Account Receivable in excess of $10,000 represents a sale made or service provided in the Ordinary Course of Business.

      4.12 Intellectual Property. Schedule 4.12 is an accurate and complete list of all material Owned Intellectual Property that is registered with a governmental agency, all material unregistered trademarks included in the Owned Intellectual Property and all material Intellectual Property Licenses. Except as disclosed in Schedule 4.12:

            (a) all of the Owned Intellectual Property is owned by Seller free and clear of all Liens, and is not subject to any license, royalty or other agreement to which Seller is party, and Seller has not granted any license or agreed to pay or receive any royalty in respect of any Owned Intellectual Property; and

            (b) none of the Owned Intellectual Property or any Intellectual Property licensed to Seller under an Intellectual Property License ("Licensed Intellectual Property") is (i) the subject of any, to Seller's knowledge (with respect to Licensed Intellectual Property only), pending, or, to Seller's knowledge (with respect to Owned Intellectual Property and Licensed Intellectual Property), threatened, litigation or claim of infringement against Seller or (ii) to Seller's knowledge (with respect to Licensed Intellectual Property only), claimed to be invalid or, to Seller's knowledge (with respect to Owned Intellectual Property and Licensed Intellectual Property), invalid.

      4.13 Contracts. Schedule 4.13 is an accurate and complete list of all the executory Contracts of the following types to which Seller is a party or by which it is bound, or to which any of the Purchased Assets is subject:

            (a) any Contract which requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $20,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $20,000, and which, in any case, has not been entered into in the Ordinary Course of Business;

            (b) any collective bargaining agreement;

            (c) any Contract with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

            (d) any Contract pursuant to which Seller has made or will make loans or advances, or has or will have incurred indebtedness for borrowed money or become a guarantor or surety or pledged its credit for or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the Ordinary Course of Business);

            (e) any Contract involving a partnership, joint venture or other cooperative undertaking;

            (f) any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of Seller; or

            (g) any power of attorney or Contract with any Person pursuant to which such Person is granted the authority to act for or on behalf of Seller or Seller is granted the authority to act for or on behalf of any Person.

Seller has made available to Purchaser accurate and complete copies of each Contract listed in Schedules 4.12 and 4.13. Except as disclosed in Schedule 4.13, each such Contract is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to Seller's knowledge, the other parties thereto, enforceable against the Seller and, to Seller's knowledge, the other parties thereto in accordance with its terms, subject to Enforceability Limitations.

      4.14 Permits. Schedule 4.14 is an accurate and complete list of all material Permits (other than Environmental Permits) held by Seller. Except as set forth in Schedule 4.14, all the Permits so listed are in full force and effect and Seller has not received any notice that any such Permit will be revoked or canceled. Except for the Permits listed on Schedule 4.14 and except for such Permits the failure to have which would be immaterial, there are no Permits (other than Environmental Permits) which are necessary for Seller to operate its business as currently conducted.

      4.15 Insurance.

            (a) Schedule 4.15 contains an accurate and complete list of all material policies of fire, liability, workers' compensation, title and other forms of insurance owned or held by Seller, and Seller has made available to Purchaser accurate and complete copies of all such policies, other than policies relating to Seller's employee benefit plans.

            (b) Schedule 4.15 contains an accurate and complete list of all claims in excess of $10,000 which have been made by Seller since January 1, 1999 under any workers' compensation, general liability, property or other insurance policy.

      4.16 Employment and Labor Matters.

            (a) Seller has made available to Purchaser an accurate and complete list of the names, titles or job descriptions and annual compensation for the preceding fiscal year, of all the employees and officers of Seller. Except as described in Schedule 4.16, (i) Seller is not a party to any collective bargaining agreement; (ii) since January 1, 1999, to Seller's knowledge, none of Seller's employees have been subject to any organizing campaign by any union or local chapter of any union; (iii) since January 1, 1999, Seller has not been subject to any claim, lawsuit or cause of action with respect to, or to Seller's knowledge any threatened claim of, an unfair labor practice or a discrimination, wrongful discharge, constructive discharge or wage and hour matter relating to employees of Seller; and (iv) there is, and since January 1, 1999 there has been, no labor strike, material labor dispute, material labor slow-down, material work stoppage or other material labor difficulty pending or, to Seller's knowledge, threatened, against Seller.

            (b) Seller is in compliance with all applicable laws, rules and regulations concerning employment, employment practices, leave, safety, discrimination, harassment, immigration, labor relations, wages, hours and the payment of withholding Taxes, except in each case, where such non-compliance has been remedied or would be immaterial. Seller has withheld and paid to the appropriate Governmental Authority, or is holding for the payment not yet due to any such authority, all amounts required by law or agreement to be withheld from the salaries or wages of the employees of Seller. Schedule 4.16 sets forth as of the Closing Date a list of independent contractors and consultants retained by Seller at any time during the twelve (12) months prior to the Closing Date for each of Seller's plants in Blandon, Pennsylvania and Summerville, South Carolina.

      4.17 Capital Improvements. Schedule 4.17 describes each capital improvement and capital expenditure in excess of $20,000 individually which Seller has committed to or contracted for and which has not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work.

      4.18 Taxes. Seller has filed on a timely basis all material Tax Returns, as required by applicable Law, and paid all Taxes shown as due and payable on such Tax Returns, except for any failure to file or pay that could not result in a liability of Purchaser for Taxes of Seller or result in a Lien on the Purchased Assets.

      4.19 No Defaults or Violations. Except as disclosed in Schedule 4.19:

            (a) Seller has not breached the provisions of, and is not in default under the terms of, any Purchased Contract, and, to Seller's knowledge, no other party to any Purchased Contract has breached the provisions of, or is in default under the terms of, any Purchased Contract, except in each case, where such breach or default has been remedied or would be immaterial;

            (b) excluding (i) Laws relating to Taxes (as matters relating to Tax Laws are set forth in Section 4.18) and (ii) Environmental Laws (as matters relating to Environmental Laws are set forth in Section 4.20), Seller is in compliance with all Laws applicable to or binding on it or any of the Assets and Real Property, except where the failure to so comply would be immaterial; and

            (c) excluding (i) Laws relating to Taxes (as matters relating to Tax Laws are set forth in Section 4.18) and (ii) Environmental Laws (as matters relating to Environmental Laws are set forth in Section 4.20), since January 1, 1999 no notice from any Governmental Authority has been received by Seller claiming any violation by Seller of any Law applicable to or binding on it or any of the Assets or Real Property, except where such violation would be immaterial.

      4.20 Environmental Matters. Except as disclosed in Schedule 4.20:

            (a) Seller, the Business and the Real Property are in compliance with all Environmental Laws, except where the failure to so comply would be immaterial;

            (b) Schedule 4.20(b) is an accurate and complete list of all material Environmental Permits held by Seller;

            (c) Seller is in possession of all Environmental Permits, if any, required for the conduct or operation of its business, and is in compliance with all of the requirements and limitations included in such Environmental Permits except where the failure to possess such Environmental Permits or to so comply would be immaterial;

            (d) during the period of Seller's ownership of the Real Property, there have been no Hazardous Substances in, on, or at any of the Real Property, and there have been no releases of Hazardous Substances in, on or at any of the Real Property, except for Hazardous Substances which were used or are used in the Ordinary Course of Business and which have been stored and used in accordance with all applicable Environmental Laws and Environmental Permits, including all so-called "Right To Know Laws", and except for such Hazardous Substances, usage or storage that would be immaterial;

            (e) there are no landfills, surface impoundments, disposal areas, or underground storage tanks on the Real Property, except for such landfills, surface impoundments, disposal areas, or underground storage tanks that would be immaterial.

            (f) since January 1, 1996 no notice from any Governmental Authority has been received by Seller claiming that Seller is in violation of any Environmental Law or Environmental Permit, or that Seller is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location, except, in each case, for violations, cleanups or remediations that would be immaterial;

            (g) Seller is not the subject of any pending, or, to Seller's knowledge, threatened, litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties or other potential liability with respect to violations of any Environmental Law, except for such violations that would be immaterial; and

            (h) Seller has timely filed all reports and notifications required to be filed by it, and has generated and maintained all required records and data, under all applicable Environmental Laws, except where the failure to so file, generate or maintain would be immaterial.

      4.21  Litigation.

            (a) Except as disclosed in Schedule 4.21, there are no material actions, suits, arbitrations, proceedings or other litigation pending, or, to Seller's knowledge, threatened, against Seller or any of its officers, directors, employees or stockholders in their capacity as such before any court or any other Governmental Authority. Except as disclosed in Schedule 4.21, Seller is not subject to any material order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority, other than orders having application to the business in which Seller is engaged as a whole or other industry-wide matters.

            (b) There are no actions, suits, proceedings or other litigation pending, or, to Seller's knowledge, threatened, by or against Seller or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby.

      4.22  Customers and Suppliers.

            (a)   Schedule 4.22 sets forth:

                  (i) an accurate and complete list of the twenty (20) largest customers of Seller in terms of revenue during each of the 1999 and 2000 fiscal years and the period of January 1 through September 30, 2001 (collectively, the "Major Customers"), showing the total revenue received by Seller in each such period from each such customer; and

                  (ii) an accurate and complete list of the ten (10) largest suppliers to Seller in terms of purchases during each of the 1999 and 2000 fiscal years and the period of January 1 through September 30, 2001 (collectively, the "Major Suppliers"), showing the total purchases made by Seller in each such period from each such supplier.

            (b) Except as set forth in Schedule 4.22, since June 30, 2000 there has been no material dispute between Seller and any Major Customer or any Major Supplier.

      4.23 Sufficiency of Assets. The Purchased Assets, the Real Property, any personal property leased to Seller under the Personal Property Leases, any intellectual property licensed to Seller under the Intellectual Property Licenses and any Know-How to be licensed to Purchaser pursuant to the Know-How License and Technical Support Agreement together constitute all of the assets, properties and rights (except for the Excluded Assets) that are currently used by Seller in the Ordinary Course of Business.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller as follows:

      5.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with all requisite corporate power and authority to own, lease and operate its assets and to conduct its business as they are now being owned, leased, operated and conducted.

      5.2 Due Authorization. Purchaser has all requisite corporate power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly approved by its board of directors and no other corporate actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. Assuming due authorization, execution and delivery of this Agreement and its Related Agreements by the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of Purchaser and its Related Agreements constitute (or upon execution and delivery by Purchaser will constitute) legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by Enforceability Limitations.

      5.3 Consents and Approvals; Authority Relative to this Agreement.

            (a) Except as set forth in Schedule 5.3, no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery or performance by Purchaser of this Agreement or any of its Related Agreements or the consummation by Purchaser of the transactions contemplated hereby or thereby.

            (b) Except as set forth in Schedule 5.3, the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) violate any material Law applicable to or binding on Purchaser or any of its assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets are bound; (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by its assets; or (iv) violate or conflict with any provision of Purchaser's certificate of incorporation or by-laws.

      5.4 Litigation. There are no actions, suits, proceedings or other litigation pending, or, to Purchaser's knowledge, threatened, by or against Purchaser or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby.

      5.5 Independent Investigation. In making the decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of Seller set forth in this Agreement and in Seller's Related Agreements, Purchaser has relied solely on its own independent investigation, analysis and evaluation of Seller, its business and the Assets (including Purchaser's own estimate and appraisal of the value of the business, financial condition, operations and prospects of Seller and the Assets). Purchaser confirms to Seller that Purchaser is sophisticated and knowledgeable in the business of Seller and is capable of evaluating the matters set forth above.

      5.6 Fair Market Value. Purchaser has determined that the fair market value of the Purchased Assets, in the aggregate, is no greater than the Purchase Price and the Assumed Obligations and is, in any event, less than $50,000,000.

      5.7 Transaction Structure. All statements contained in the letter attached hereto as Schedule 5.7 are true and correct in all material respects and do not omit to state a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE VI

                                   COVENANTS

      6.1 Implementing Agreement. Subject to the terms and conditions hereof, each Party shall take all action required of it to fulfill its obligations under the terms of this Agreement, including taking all commercially reasonable action necessary to obtain any required regulatory approval, and shall otherwise use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby. After Closing, (i) Seller shall promptly pay to Purchaser any amounts it receives which are Purchased Assets or which arise after Closing from Purchased Assets and (ii) Purchaser shall promptly pay to Seller any amounts its receives which are Excluded Assets or which arise after Closing from Excluded Assets.

      6.2 Consents and Approvals. If a consent or approval is required by any third party to any of the Purchased Contracts and is not obtained at or before the Closing or if an attempted transfer, conveyance or assignment is ineffective, Seller shall cooperate with Purchaser in any commercially reasonable arrangement requested by Purchaser that provides to Purchaser the benefits under any such Purchased Contract and imposes on Purchaser the obligations and liabilities under such Purchased Contract.

      6.3 Trademarks.

            (a) Seller is not granting Purchaser a license to use, Seller is not transferring to Purchaser, and Purchaser shall not have any right, title or interest in or to, the "Etex" logo or the name "Etex" or any variation or derivation thereof, or any Internet domain name, logo, name, mark, variation or derivation incorporating any such logo, name, variation or derivation. Purchaser agrees, from and after 30 days after the Closing, to cease to use, directly or indirectly, and in any manner or form (including as a corporate or fictitious name, Internet domain name, trade name, trademark, service name or service mark), and to remove from the Assets, the "Etex" logo, the name "Etex" and any variations and derivations thereof, and any Internet domain name, logo, name, variation and derivation incorporating any such logo, name, variation or derivation, provided, that Purchaser may sell any finished goods inventory, and use any product brochures, packaging and price lists, which are in existence on the Closing Date and bear any "Etex" name or logo, for a period of six (6) months after the Closing Date; provided, further, that Purchaser shall not replenish any finished goods inventory, product brochures, packaging or price lists or any other Assets bearing the "Etex" name or logo during such 30-day or 6-month periods described above.

            (b) Purchaser acknowledges that Seller and its Affiliates would be irreparably harmed by any breach of this Section 6.3 and that any relief under Article VIII will be inadequate to compensate Seller or such Affiliates for any such breach. Accordingly, Purchaser (on behalf of itself and its Affiliates) agrees that, in addition to any relief available under Article VIII, Seller and its Affiliates shall be entitled, without the necessity of proving actual damages or posting any bond, to injunctive relief against Purchaser (or its Affiliates) in the event of any breach or threatened breach by Purchaser (or its Affiliates) of its covenants and agreements in this Section 6.3 and Purchaser (on behalf of itself and its Affiliates) consents to the entry thereof.

      6.4 Brokers. Regardless of whether the Closing shall occur, (i) Seller shall indemnify Purchaser and its Affiliates against, and hold Purchaser and its Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement, and (ii) Purchaser shall indemnify Seller and its Affiliates against, and hold Seller and its Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by Purchaser or any of its Affiliates in respect of the transactions contemplated by this Agreement.

      6.5 Preservation of Books and Records; Access.

            (a) For a period of seven years after the Closing Date, Purchaser shall preserve and retain all Information and Records and other accounting, legal, auditing, employee and other books and records (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business of Seller and the ownership of assets of Seller on or prior to the Closing Date. Notwithstanding the foregoing, during such seven-year period, Purchaser may dispose of any such books and records which are offered to, but not accepted by, Seller. If at any time after such seven-year period Purchaser intends to dispose of any such books and records, Purchaser shall not do so without first offering such books and records to Seller.

            (b) After the Closing Date, Purchaser shall permit Seller and its authorized representatives to have reasonable access to, and to inspect and copy, all Information and Records and books and records referred to in
      Section 6.5(a) and to meet with officers and employees of Purchaser on a mutually convenient basis in order to obtain explanations with respect to such Information and Records and books and records and to obtain additional information and to call such officers and employees as witnesses.

      6.6 Employees; Employee Benefit Plans. Purchaser shall prior to the Closing Date, using its own unfettered discretion, extend written offers of employment to be effective one (1) day following the Closing Date to certain of Seller's employees that Purchaser desires to employ on the day following the Closing Date. Upon the acceptance of such employees of the offers of employment made to them by Purchaser, such employees shall be deemed to be Purchaser's employees ("Purchaser's Employees"). The employment of Purchaser's employees shall be governed by such terms and conditions of employment as determined in Purchaser's sole discretion.

      6.7 Purchaser's Access to Information. For a period of seven years after the Closing Date, Seller shall preserve and retain corporate, records, employee records and other books and records relating to the Excluded Assets or Excluded Obligations which were included in the Excluded Assets. After the Closing Date, Seller shall permit Purchaser and its authorized representatives to have reasonable access to, and to inspect and copy, such information as is then in the possession of Seller and as Purchaser shall reasonably request.

      6.8 Trademark "Cemplank". After the Closing Date, Seller shall not seek to register the trademark "Cemplank" with any Governmental Authority. Seller shall change its corporate name from "Cemplank" to some name not using the word "Cemplank" in Pennsylvania and South Carolina on or before the day which is ten
(10) days after the Closing Date.

      6.9 Interim Services.

            (a) For one (1) month following the Closing Date, Seller shall use its commercially reasonable efforts to retain Mr. Toussaint Dolmans as an employee and make Mr. Dolmans available to perform such services as Purchaser shall reasonably request which are consistent with those services Mr. Dolmans performed for Seller in the Ordinary Course of Business. Mr. Dolmans shall not be required to perform more than forty
      (40) hours of such services per week in such capacity. After such month, Mr. Dolmans shall be made available on a more limited basis for consulting purposes to the extent he is reasonably available and Purchaser reasonably requests.

            (b) For three (3) months following the Closing Date, Purchaser shall make employees of the Business reasonably available to Seller at the Blandon, Pennsylvania and Summerville, South Carolina facilities to assist Seller in the orderly wind-up of its affairs including the preparation of financial statements, tax returns, Forms W-2 and similar administrative documentation. Purchaser shall during the same period also grant Seller reasonable access to its facilities and assistance for the purpose of allowing it to assemble any Excluded Assets and arrange for their relocation.

            (c) For the services of Mr. Dolmans performed pursuant to this Section, Purchaser shall pay to Seller any reasonable out-of-pocket expenses actually incurred by Seller or Mr. Dolmans in connection with the performance of such services.Such out-of-pocket expenses shall be reimbursed promptly following submission to Purchaser.

            (d) Mr. Dolmans shall not be deemed to be an employee of Purchaser, and none of Purchaser's employees providing services pursuant to this
      Section 6.9 shall be deemed to be an employee of Seller. Each of Mr. Dolmans and Purchaser's employees shall take direction solely from their respective employers.

      6.10 Confidentiality. Seller shall keep confidential, and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Purchased Assets and the Business, except (i) as required by law, administrative process or other public disclosure requirements, (ii) as required in the orderly wind-up of Seller's affairs, including the preparation of financial statements, tax returns, Forms W-2 and similar administrative matters, (iii) as may be required to enforce Seller's or its Affiliates' rights under this Agreement or the Related Agreements and (iv) for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6.10.

      6.11 Software. If Purchaser does not obtain software or rights in software under this Agreement or the Related Agreements which are necessary for Purchaser to operate the plants located in Blandon, Pennsylvania or Summerville, South Carolina as of the Closing Date in exactly the same manner as operated by Seller in the Ordinary Course of Business, then Seller shall provide or cause to be provided at Seller's expense such software or rights in such software necessary to so operate such plants; provided, however, that this section shall not apply to any of the software licensed to Seller pursuant to or in connection with the agreements listed on Schedule 4.3. Any expenses incurred by Seller in complying with this Section 6.11 shall be subject to the limitation on liability provisions set forth in Section 8.4 as though such expenses were indemnifiable Losses and/or payments dealt with under Article VIII, and such amounts shall be aggregated with all other payments under Article VIII for purposes thereof.

      6.12 Access Easement. Seller will use its commercially reasonable efforts to acquire from (a) F & P Holdings, Inc. (formerly known as Can Corporation of America, Inc.) (referred herein as "F & P") and Greater Berks Development Fund an access easement to use Girard Street and Woodward Street, which are private streets owned by F&P and Greater Berks Development Fund, in order to gain access to that portion of the Property known as Tract "B" identified on the survey dated November 6, 2001 and prepared by SSM Group as Work No. 20279-00 ("Survey") by way of that portion of June Avenue dedicated to the public, (b) the owner of June Avenue (not dedicated to the public) an access easement to Tract B directly from June Avenue (not dedicated to the Public), or (c) the owner of Emil Street an access easement from Tract "B" to Tract "A" identified on the Survey. Seller will commence its efforts by January 15, 2002. Seller will use commercially reasonable efforts to keep Purchaser timely informed as to the status of its efforts and the parties shall cooperate regarding such efforts. In the event Seller transfers the Property to a third party, Seller shall nevertheless be required to continue its effort hereunder and shall use commercially reasonable efforts to require its transferee to reasonably cooperate with such efforts. For purposes of this Section, commercially reasonable efforts shall include the payment of any costs and fees in connection therewith, but in no event shall such costs and fees exceed $60,000 including, without limitation, any attorneys fees.

                                   ARTICLE VII

                                    CLOSING

      7.1 Closing. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 11:59 p.m. on the Closing Date.

      7.2 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser the following:

            (a) the Assignment and Assumption Agreement in the form set forth in Exhibit A duly executed by Seller;

            (b) a Bill of Sale in the form set forth in Exhibit B duly executed by Seller;

            (c) an affidavit stating, under penalties of perjury, Seller's taxpayer identification number and that Seller is not a "foreign person" as defined in section 1445 of the Code;

            (d) certificates of title to any motor vehicles included in the Purchased Assets duly executed by Seller;

            (e) assignments with respect to any Owned Intellectual Property in the form of Exhibit I, title to which is registered, recorded or filed with any U.S. federal or state Governmental Authority, in form suitable for registration, recordation or filing with such Governmental Authority, in each case duly executed by Seller;

            (f) a certificate of the secretary or an assistant secretary of Seller certifying resolutions of the board of directors and stockholders of Seller approving and authorizing the execution, delivery and performance by Seller of this Agreement and its Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Seller);

            (g) the certificate of incorporation of Seller, certified by the Secretary of State of Pennsylvania as of a recent date, and the by-laws of Seller, certified by the secretary or an assistant secretary of Seller;

            (h) a certificate of good standing for Seller from the Commonwealth of Pennsylvania and State of South Carolina as of a recent date;

            (i) the Guarantee Agreement in the form set forth in Exhibit C duly executed by International Building Materials, S.A.;

            (j) an opinion, dated the Closing Date, of Mayer, Brown & Platt, counsel to Seller, to the effect set forth in Exhibit F-1;

            (k) an opinion, dated the Closing Date, of Stevens & Lee, Pennsylvania counsel to Seller, to the effect set forth in Exhibit F-2;

            (l) an opinion, dated the Closing Date, of Hubert Debout, to the effect set forth in Exhibit F-3;

            (m) the Know-How License and Technical Support Agreement in the form set forth in Exhibit D duly executed by Redco S.A., Manasco S.A. and Seller;

            (n) Special Warranty Deeds, in the form of Exhibit H with respect to the transfer of the Non-Commercial Real Property, duly executed by Seller;

            (o) a certificate of a Director of International Building Materials, S.A. certifying resolutions of the board of directors of International Building Materials, S.A. approving and authorizing the execution, delivery and performance by it of the Guarantee Agreement and the consummation of the transactions contemplated thereby (together with an incumbency and signature certificate regarding the authorized signatories);

            (p) a certificate of a Director of each of Redco, S.A. and Manasco S.A. certifying resolutions of the board of directors of each such company approving and authorizing the execution, delivery and performance by each of them of the Know-How License and Technical Support Agreement and the consummation of the transactions contemplated thereby (together with incumbency and signature certificates regarding the authorized signatories);

            (q) the Side Letter in the form set forth in Exhibit J duly executed by International Building Materials, S.A.;

            (r) evidence of termination of the Eureka Agreement;

            (s) the Conversion Agreement duly executed by Seller; and

            (t) such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements.

      7.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

            (a) the Assignment and Assumption Agreement duly executed by Purchaser;

            (b) the amount payable to Seller at the Closing pursuant to Section 3.1(b);

            (c) a certificate of the secretary or an assistant secretary of Purchaser certifying resolutions of the board of directors of Purchaser approving and authorizing the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser);

            (d) the certificate of incorporation of Purchaser, certified by the Secretary of State of the State of Nevada as of a recent date, and the by-laws of Purchaser, certified by the secretary or an assistant secretary of Purchaser;

            (e) a certificate of good standing for Purchaser from the State of Nevada as of a recent date;

            (f) tax resale certificates with respect to the Inventory duly executed by Purchaser;

            (g) the Guarantee Agreement in the form set forth in Exhibit C duly executed by Purchaser;

            (h) the Know-How License and Technical Support Agreement in the form set forth in Exhibit D duly executed by Purchaser;

            (i) the Side Letter in the form set forth in Exhibit J duly executed by Purchaser;

            (j) an opinion, dated the Closing Date, of Patton Boggs LLP, counsel to Purchaser and an opinion, dated the Closing Date, of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, Nevada counsel to Purchaser, to the effect set forth in Exhibit G;

            (k) the Conversion Agreement duly executed by Purchaser; and

            (l) such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      8.1 Survival. The representations and warranties of the Parties and of Redco S.A. and Manasco S.A. contained herein and in the Related Agreements shall survive the Closing for a period of two (2) years after the Closing, except that
(i) Environmental Warranties and Know-How Warranties shall survive the Closing for a period of five (5) years after the Closing, (ii) Tax Warranties shall survive until the Tax Statute of Limitations Date, (iii) the representations and warranties contained in Sections 5.6 and 5.7 and Title and Authorization Warranties shall survive forever. Neither Purchaser, Seller, Redco S.A. nor Manasco S.A. shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this Section 8.1.

      8.2 Indemnification by Seller. Subject to Section 8.4, Seller agrees to indemnify Purchaser and its Affiliates against, and agrees to hold Purchaser and its Affiliates harmless from, any and all Losses incurred or suffered by Purchaser and its Affiliates arising out of any of the following:

            (a) any breach of or any inaccuracy in any representation or warranty (x) made by Seller in this Agreement or any Related Agreement or any document delivered by Seller at the Closing and specifically listed in
      Article VII and (y) made by Redco S.A. or Manasco S.A. in the Know-How License and Technical Support Agreement; provided, that neither Seller, Redco S.A. nor Manasco S.A. shall have any liability under this Section 8.2(a) for any breach of or inaccuracy in any representation or warranty unless (i) in the case of all representations and warranties, except for Environmental Warranties, Know-How Warranties, Tax Warranties and Title and Authorization Warranties, a notice of Purchaser's claim is given to Seller not later than the close of business on the second anniversary of the Closing Date, (ii) in the case of Environmental Warranties and Know-How Warranties, a notice of Purchaser's claim is given to Seller not later than the close of business on the fifth anniversary of the Closing Date, and (iii) in the case of Tax Warranties, a notice of Purchaser's claim is given to Seller not later than the close of business on the Tax Statute of Limitations Date;

            (b) any breach of or failure (x) by Seller to perform any covenant or obligation of Seller set out in this Agreement or any Related Agreement or any document delivered by Seller at the Closing and specifically listed in Article VII and (y) by Redco S.A. or Manasco S.A. to perform any covenant or obligation of Redco S.A. or Manasco S.A. in the Know-How License and Technical Support Agreement; provided, that neither Seller, Redco S.A. nor Manasco S.A. shall have any liability under this Section 8.2(b) for any breach or failure occurring on or prior to the Closing Date unless a notice of Purchaser's claim is given to Seller not later than the close of business on the second anniversary of the Closing Date; and provided, further, that neither Seller, Redco S.A. nor Manasco S.A. shall have any liability under this Section 8.2(b) with respect to any breach of the covenants contained in Article IV of the Know-How License and Technical Support Agreement; or

            (c) severance agreements entered into between Seller and the individuals listed on Schedule 8.2(c).

      8.3 Indemnification by Purchaser. Purchaser agrees to indemnify Seller and its Affiliates against, and agrees to hold Seller and its Affiliates harmless from, any and all Losses incurred or suffered by Seller and its Affiliates arising out of any of the following:

            (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Related Agreement or any document delivered by Purchaser at the Closing and specifically listed in Article VII; provided, that Purchaser shall have no liability under this Section 8.3(a) for any breach of or inaccuracy in any representation or warranty unless in the case of all representations and warranties, except for Title and Authorization Warranties and the representations and warranties contained in Sections 5.6 and 5.7, a notice of Seller's claim is given to Purchaser not later than the close of business on the second anniversary of the Closing Date;

            (b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement or any Related Agreement or any document delivered by Purchaser at the Closing and specifically listed in Article VII; provided, that Purchaser shall have no liability under this Section 8.3(b) for any breach or failure occurring on or prior to the Closing Date unless a notice of Seller's claim is given to Purchaser not later than the close of business on the second anniversary of the Closing Date;

            (c) (i) any act or failure to act, any transaction, or any facts or circumstances undertaken or caused by Purchaser with respect to the termination by Purchaser of any Purchaser's Employee subsequent to the Closing, (ii) any and all Liability arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act from Purchaser's failure to offer employment to any of Seller's employees prior to or subsequent to, or at Closing, (iii) any and all Liability under the Worker Adjustment and Retraining Notification Act (including any Liabilities of Seller resulting from any failure to give advance notice to employees of employee terminations contemplated hereby) and any state or local Laws that are similar to any of the foregoing, and (iv) with respect to any Purchaser's Employee and events occurring after the Closing, any and all Liability under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the National Labor Relations Act, the Fair Labor Standards Act, any state or local Laws that are similar to any of the foregoing and any and all common law causes of action including for breach of contract, defamation or retaliatory discharge, and any alleged right to workers' compensation benefits, unemployment compensation or statutory or contractual severance; or

            (d) the Assumed Obligations or, other than the Excluded Obligations, any debts, claims, obligations or other liabilities relating to or arising out of the ownership or operation after the Closing of the Assets or the business previously conducted by Seller prior to the Closing, including any changes to production processes by Purchaser.

      8.4 Limitations on Liability. Notwithstanding any other provision of this
      Agreement:

            (a) Purchaser shall have the right to payment by Seller under
      Section 8.2(a) only if, and only to the extent that, Purchaser shall have incurred (i) as to any particular inaccuracy or breach, indemnifiable Losses in excess of $20,000 and (ii) as to all inaccuracies and breaches, indemnifiable Losses (other than as excluded in clause (i)) in excess of $550,000.

            (b) Neither Seller, Redco S.A. nor Manasco S.A. shall have any liability under or in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby (including under Section 6.11, Section 8.2 or otherwise for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason) in excess of (i) as to all representations, warranties, covenants, obligations and other reasons, other than Title and Authorization

      Warranties, $13,500,000 in the aggregate, and (ii) as to Title and Authorization Warranties, the Purchase Price in the aggregate; provided, that in no event shall Seller's, Redco S.A.'s and Manasco S.A.'s aggregate liability for any and all matters referred to in clauses (i) and (ii) exceed the Purchase Price in the aggregate.

            (c) Seller shall have the right to payment by Purchaser under
      Section 8.3(a) only if, and only to the extent that, Seller shall have incurred (i) as to any particular inaccuracy or breach, indemnified Losses in excess of $20,000 and (ii) as to all inaccuracies and breaches, indemnifiable Losses (other than as excluded in clause (i)) in excess of $550,000; provided, however, that the foregoing limitations shall not apply to any breach of or inaccuracy in the representations and warranties set forth in Section 5.6 or 5.7.

            (d) Purchaser shall have no liability under or in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby (including under Section 8.3 or otherwise for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason) in excess of (i) as to all representations, warranties, covenants, obligations and other reasons, other than Title and Authorization Warranties and the representations and warranties set forth in Section 5.6 or 5.7, $13,500,000 in the aggregate, and (ii) as to Title and Authorization Warranties, the Purchase Price in the aggregate; provided, that in no event shall Purchaser's aggregate liability for any and all matters referred to in clause (i) and (ii) exceed the Purchase Price in the aggregate. The obligation of Purchaser to indemnify Seller for a breach of representation or warranty set forth in
      Section 5.6 or 5.7 shall have no limit.

            (e) No party to this Agreement or the Related Agreements shall have any liability hereunder or thereunder or arising in connection herewith or therewith for special, speculative, punitive, indirect or consequential damages or for lost profits.

            (f) The sole and exclusive liability and responsibility of Seller and its Affiliates to Purchaser and its Affiliates and of Purchaser and its Affiliates to Seller and its Affiliates under or in connection with the Assets or this Agreement or the Related Agreements or the transactions contemplated hereby or thereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason), and the sole and exclusive remedy of either Party and their Affiliates with respect to any of the foregoing, shall be as set forth in this Article VIII and in Section 6.4; provided, however, that the foregoing is not intended to limit any party's ability to obtain injunctive relief to the extent specifically permitted in the Know-How License and Technical Support Agreement; and provided, further, that this Article VIII shall not apply to Article IV of the Know-How License and Technical Support Agreement and that the Parties' acknowledge and agree that Purchaser shall not be precluded from enforcing its rights against Cemplank, Redco S.A. or Manasco S.A. under the Know-How License And Technical Support Agreement but that the limitations on liability set forth in Section 8.4 hereof shall apply thereto (except to Article IV of the Know-How License and Technical Support Agreement).

            (g) To the extent that Purchaser or any of its Affiliates has any Losses for which it may assert any other right to indemnification, contribution or recovery from Seller or any of its Affiliates (except as provided in Section 8.4(f), whether under this Agreement or under any common law or any statute, including any Environmental Law, or otherwise), Purchaser hereby waives, releases and agrees not to assert such right, and Purchaser agrees to cause each of its Affiliates to waive, release and agree not to assert such right. Notwithstanding the foregoing, nothing in this Section 8.4 shall limit or restrict either Party's right to maintain or recover on any action based upon common law fraud.

            (h) For the avoidance of doubt, all payments made by Seller under
      Section 6.11 hereof and this Article VIII shall be aggregated with all payments made under the Guarantee Agreement for purposes of determining whether the limitations on liability set forth in the Guarantee Agreement (and under this Agreement) have been satisfied.

      8.5 Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any suit, action or proceeding, of the type described in
Section 8.6, but in any event no later than ten (10) Business Days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply; provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

      8.6 Notice of Third Party Claims: Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than five (5) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply); provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (i) of Section 8.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying

Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

      8.7 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (b) of Section 8.(6)) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (ii) the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

      8.8 Time Limits. Any right to indemnification or other recovery under this
Article VIII shall only apply to Losses with respect to which the Indemnified Person shall have notified the Indemnifying Person within the applicable time period set forth in Section 8.2 or 8.3, as the case may be. If any claim for indemnification or other recovery is timely asserted under this Article VIII, the Indemnified Person shall have the right to bring an action, suit or proceeding with respect to such claim within one year after first giving the Indemnifying Person notice thereof, but may not bring any such action, suit or proceeding thereafter.

      8.9 Knowledge. Notwithstanding anything contained herein to the contrary, no party shall have (a) any liability for any breach of or inaccuracy in any representation or warranty by such party, if the other party or any of its officers, employees, counsel or other representatives (i) had knowledge at or before the Closing of the facts as a result of which such representation or warranty was breached or inaccurate or (ii) received at or before the Closing a document disclosing such facts or (b) any liability after the Closing for any breach of or failure to perform any covenant or obligation of such party if the other party or any of its officers, employees, counsel or other representatives
(i) had knowledge at or before the Closing of such breach or failure or (ii) received at or before the Closing a document disclosing such breach or failure.

      8.10 Net Losses and Subrogation.

            (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) any Tax benefit realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment).

            (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

      8.11 Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 8.2 or Section 8.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 Expenses. Each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby, provided, that Purchaser shall pay (a) all sales, use, value added, stamp, transfer, service, recording and like taxes and fees imposed by any Governmental Authority in connection with the transfer and assignment of the Purchased Assets and (b) all costs of obtaining surveys and title commitments and insurance and all applicable recording fees with respect to the Non-Commercial Real Property.

      9.2 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and Seller.

      9.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

                (i)   If to Purchaser, addressed as follows:

                      James Hardie Building Products, Inc.
                      26300 La Alameda, Suite 100
                      Mission Viejo, CA 92691
                      Attention: President
                      Telephone: (943) 348-1800
                      Facsimile: (949) 367-9391
                      with a copy to:

                      Patton Boggs LLP
                      8484 Westpark Drive, 9th Floor
                      McLean, VA 22102
                      Attention: James N. Schwarz, Esq.
                      Telephone: (703) 744-8090
                      Facsimile: (703) 744-8001

                (ii)  If to Seller, addressed as follows:

                      Cemplank, Inc.
                      c/o Maiden Creek, Inc.
                      P.O. Box 2100
                      Sinking Spring, PA 12608-2100
                      Attention: President
                      Telephone: (610) 670-2623
                      Facsimile: (610) 670-2168

                      with a copy to:

                      Mayer, Brown & Platt
                      190 South LaSalle Street
                      Chicago, Illinois 60603
                      Attention: Frederick B. Thomas, Esq.
                      Telephone: (312) 782-0600
                      Facsimile: (312) 701-7711

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

      9.4 Payments in Dollars. Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made by wire transfer in Dollars in same day or immediately available funds without any set-off, deduction or counterclaim whatsoever.

      9.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

      9.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no assignment

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

of any rights or obligations hereunder, by operation of law or otherwise, shall be made by either party without the written consent of the other party.

      9.7 Third Party Beneficiaries. International Building Materials, S.A. shall be a third party beneficiary of this Agreement and shall be entitled to enforce the rights granted to Seller to the full extent enforceable by Seller. Redco S.A. and Manasco S.A. shall be third party beneficiaries with respect to
Article VIII of this Agreement and shall be entitled to enforce the rights granted thereunder to the full extent enforceable by Seller. Other than as specifically described in this Section 9.7, this Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

      9.8 Publicity. Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Purchaser, Seller or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Purchaser and Seller, in any case, as to form, content, timing and manner of distribution or publication. On and after the Closing Date, each of Seller and Purchaser agree to hold confidential the terms and provisions of this Agreement and the terms of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this
Section 9.8 shall prevent either party or its Affiliates from (a) making any public announcement or disclosure required by Law or the rules of any stock exchange, (b) discussing this Agreement or its contents or the transactions contemplated hereby with officers, directors, employees, representatives and agents of such party and its Affiliates and with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions, or (c) enforcing its rights hereunder.

      9.9 Further Assurances. Upon the reasonable request of Purchaser, Seller shall on and after the Closing Date execute and deliver to Purchaser such deeds, assignments and other instruments as may be reasonably requested by Purchaser and are required to effectuate completely the transfer and assignment to Purchaser of Seller's right, title and interest in and to each of the Purchased Assets, and to otherwise carry out the purposes of this Agreement.

      9.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

      9.11 Entire Understanding. This Agreement, the Related Agreements and the documents specifically listed in Article VII set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

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

      9.12 Language. Seller and Purchaser agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against Seller or Purchaser.

      9.13 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof, except that South Carolina law shall govern with respect to the transfer of title by Seller to Purchaser of the Non-Commercial Real Property.

      9.14 Remittances. All remittances, payments, mail and other communications relating to the Purchased Assets or the Assumed Obligations received by Seller at any time after the Closing Date shall be promptly turned over to Purchaser by Seller. All remittances, payments, mail and other communications relating to the Excluded Assets or the Excluded Obligations received by Purchaser at any time after the Closing Date shall be promptly turned over to Seller by Purchaser.

      9.15 Bulk Sales. Purchaser hereby waives compliance by Seller with the provisions of the Laws of any jurisdiction relating to the bulk sale or transfer of assets that may be applicable to the transfer of the Purchased Assets.

      9.16 Jurisdiction of Disputes; Waiver of Jury Trial. In the event either party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby, each party to this Agreement hereby (a) agrees that any such litigation, proceeding or other legal action may be brought in a court of competent jurisdiction located within the County of New York, in the State of New York, whether a state or federal court; (b) agrees that in connection with any such litigation, proceeding or action, such party will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 9.16 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) agrees to waive to the full extent permitted by law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in any such litigation, proceeding or action in the State of New York;
(e) agrees to notify the other party to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the State of New York to serve in place of such agent and deliver to the other party written evidence of such substitute agent's acceptance of such designation; (f) agrees as an alternative method of service to service of process in any such litigation, proceeding or action by mailing of copies thereof to such party at its address set forth in Section 9.3;
(g) agrees that any service made as provided herein shall be effective and binding service in every respect; and (h) agrees that nothing herein shall affect the rights of either party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

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

      9.17 Schedules. Any information disclosed pursuant to any Schedule hereto or otherwise disclosed to Purchaser in writing shall be deemed to be disclosed to Purchaser for all purposes of this Agreement. Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter not specified herein or included in any Schedule hereto is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter not specified herein or included in any Schedule hereto is or is not in the Ordinary Course of Business for purposes of this Agreement.

      9.18 Disclaimer of Warranties. Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking statements provided to Purchaser. There is no assurance that any projected or forecasted results will be achieved. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, SELLER IS SELLING THE PURCHASED ASSETS ON AN "AS IS, WHERE IS" BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Purchaser acknowledges and agrees that neither Seller, its Affiliates, any of their representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, schedules or other information heretofore made available by Seller, its Affiliates or their representatives to Purchaser, any of its Affiliates or their representatives (including the Confidential Information Memorandum dated May 2001 prepared by Bear, Stearns & Co. Inc.) or any information that is not included in this Agreement or the Schedules hereto, and neither Seller, its Affiliates, any of their representatives nor any other Person will have or be subject to any liability to Purchaser, any of its Affiliates or their representatives resulting from the distribution of any suck information to, or the use of any such information by, Purchaser, any of its Affiliates or any of their agents, consultants, accountants, counsel or other representatives.

      9.19 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                      * * *

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

      IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date first above written.

                                            JAMES HARDIE BUILDING PRODUCTS, INC.

                                            By: /s/ Peter D. Macdonald
                                                --------------------------------
                                            Name: Peter D. Macdonald
                                            Title: Attorney-in-Fact

                                            CEMPLANK, INC.

                                            By: /s/ Toussaint P. Dolmans
                                                --------------------------------
                                            Name: Toussaint P. Dolmans
                                            Title: President

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